STATE OF WA[SHING]TON
SECRETARY [OF STA]TE

APD

Washington Profit Corporation

See attached detailed instructions

☐ **Filing Fee $30.00**

☑ **Filing Fee with Expedited Service $50.00**

This Box For Office Use Only

FILED
SECRETARY OF STATE
SEP 08 2009
STATE OF WASHINGTON

UBI Number:

ARTICLES OF AMENDMENT

Chapter 23B.10 RCW

SECTION 1

NAME OF CORPORATION: *(as currently recorded with the Office of the Secretary of State)*

I2 Telecom International, Inc.

SECTION 2

AMENDMENTS were adopted on this DATE: August 11, 2009

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: *(please check one of the following)*

☑ Board of Directors *(shareholder action was not required)*

☐ Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

☐ Incorporators *(shareholder action was not required)*

SECTION 4

AMENDMENTS TO ARTICLES ON FILE: *(if necessary, attach additional information)*

The name of the corporation is changed to Geos Communications, Inc.

SECTION 5

EFFECTIVE DATE OF ARTICLES OF AMENDMENT: *(please check one of the following)*

☑ Upon filing by the Secretary of State

☐ Specific Date: ________________ *(Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)*

SECTION 6

SIGNATURE *(see instructions page)*

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

X [signature]	Andrew L. Berman, CEO	9/4/09	(817) 789-6000
Signature	Printed Name/Title	Date	Phone Number